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                                                                  Exhibit 99.431




?load profile? for the class of customer that they belong.

Due to this crediting mechanism, during the transition period the 3 IOUs end up being financially responsible for the total load they had before deregulation. (i.e., if customer has remained with them, receives his electricity at fixed cost and IOU buy this energy requirement in the PX market or real-time and is not protected against price volatility. On the other hand, if customer has selected direct access, still receives a credit based on PX prices.)

A large direct access customer is not assured of any saving on its electricity bill, if he signs a fixed cost contract with his Energy Service Provider. Because the credit for energy that he receives from his local utility is not fixed and is a function of PX prices. Most of these customers, have therefore selected to sign contracts that the price they pay to their Energy Service Provider is tied to PX price (say 95% or 98% of PX prices). This way these customers know for sure there is saving on their electricity bill compared to staying with local utility.

The question is, then, does this customer have any incentive to reduce his electricity consumption when the PX prices go up? The answer is no.

Let me give you an example. Assume a large industrial customer is paying 7.5 cents/kWh to the utility and then receives a credit for his energy based on the PX prices. Assuming that in setting the rate the energy cost was estimated to be
2.5 cents/kWh, then the net received by the utility for costs other than energy is 5.0 cents/kWh. If the PX price is 3.0 cents/kWh, then the utility will give a credit of 3.0 cents/kWh and will end up collecting 4.5 cents/kWh from this customer to cover its non-energy costs. In other words, utility is under collecting on its stranded cost since the PX price is higher than the energy price used in calculating the rate in the tariff.

Now assume that this customer has signed a contract that he pays 95% of the PX price for his energy. If the PX price on average is 2.5 cents /kWh this customer receives 2.5 cents/kWh of credit from the utility and pays 2.375 cents/kWh to his new provider. He saves 0.125 cents /kWh i.e., a saving of 1.67% in his total electricity bill. His bill is:

- payment to local IOU      7.5
- credit from IOU for energy     2.5
- payment to Energy Service Provider   2.375
                                   7.375 cents/kWh

Let us assume that in a given hour the PX price goes up to 100 $/MWh (i.e., 10 cents/kWh). The customer now gets a 10 cent /kWh of credit, but still pays 95% of 10 cents/kWh, i.e., 9.5 cents/kWh to his energy provider. He is not only protected against price increased in the PX, actually he gets a larger savings. His bill for this hour will be

- payment to local IOU 7.5
- credit from IOU for energy (10.0)
- payment to Energy Service Provider 9.5
                                   7.0 cents/kWh

In other words, when price went up from 2.5 cents/kWh to 10 cents/kWh, this customer?s electricity rate decreased from 7.375 cents/kWh to 7.0 cents/kWh.


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The above calculation was for a customer who has a time of use meter. For customers who get credit based on ?load profile? and that their Energy Service Provider has installed a time of use meter, the incentive may be different. Such customer may be able to reduce his energy consumption in high price period and reduce his payments to his energy Service Provider but still receives the same energy credit from his local utility since this credit is based on load profile of a class rather than the actual usage of this customer.

At the present time most of the load that have ?left? IOU?s are the load of large customers who have had time of use meters with their local utility and therefore no incentive to reduce usage of electricity during high price periods when their contract is tied to PX prices.

As stated earlier, the transition period will end by the end of 2001. There is going to be a Post Transition Rate Making Procedure at CPUC. Many questions for the years after transition remain to be discussed and resolved. These will include how the IOUs will purchase energy for the customers who remain with them (i.e., through PX or through other markets including bilateral contracts), what will the procedure to determine that costs for these purchases are reasonable.

There is a good chance that SDG&E will be able to collect their stranded cost before the end of the transition period. Decision on sales of hydro units by PG&E and SCE, and the amount they receive from such sales will impact the stranded cost recovery by these two utilities. In case they do not recover their stranded cost by the end of 2001, then customers do not have any responsibility and the remaining stranded cost will have to be written off by IOUs.